Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Teleplus World Corp.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2007, relating to the financial statements of Teleplus World Corp. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of SFAS No. 123(R), Share-Based Payment, effective January 1, 2006) appearing in the Annual Report on Form 10KSB of Teleplus World Corp. for the year ended December 31, 2006.

/s/ PKF

Certified Public Accountants A Professional Corporation

New York, NY
October 16, 2007